Exhibit 3.1 DIRECTORS RESOLUTION

                           THE MAJESTIC COMPANIES, LTD.

     Pursuant to the provisions of Nevada Revised Statue 78.207 inclusive, the directors of the undersigned corporation have adopted through resolution, dated, June 6, 2002, the following consolidation of authorized common stock:

First:   Article VI, of the Articles of Incorporation as currently filed reads;

                                    ARTICLE VI

     The authorized capital stock of the corporation consists of 400,000,000 shares of $.001 par value common stock and 10,000,000 Series A Preferred Class of Stock, par value $.001 per share, with conversion rights at a five (5) Common for one (1) Preferred Share ratio.

     The aforementioned article is hereby stricken in its entirety, and, the following Article VI substituted therefore as if it had been a part of the original Articles of Incorporation;

                                    ARTICLE VI

     The authorized capital stock of the corporation consists of 13,333,333 shares of $0.001 par value per share of common stock, and, 10,000,000 Series A Preferred Class of Stock, par value $0.001 per share, with conversion rights at a five (5) Common for (1) one Preferred share ratio.

     Second: Any registered holder of a number of shares of common stock not divisible by 30 (thirty) shall not be entitled to receive any fractional interest in a share of the common stock nor payment of cash or scrip following said consolidation. All fractions of post-consolidation shares of the common stock which are less than 0.5 of a whole share will be rounded down to the nearest whole share, and all such fractions which are 0.5 or greater of a whole share will be rounded up to the nearest whole share.

     Third: The date of adoption of this resolution by the Board of Directors of the corporation is June 6, 2002.

     The resolution has been duly adopted in accordance with the provisions of Sections 78.207 and 78.209 of the Nevada Revised Statues. This resolution was approved by and adopted by the Board of Directors of the undersigned domestic corporation as prescribed by the Nevada Revised Statues.

     IN WITNESS THEREOF, of the undersigned, Chief Executive Officer and President of the Corporation has executed this Amendment to the Articles of Incorporation this 6th day of June, 2002.



                                             By: /s/ Francis A. Zubrowski
                                             Francis A. Zubrowski
                                             Chief Executive Officer, President